Samaritan Pharma Receives Pricing Approval in Greece for Rapydan® and Launches Novel Product

LAS VEGAS—(BUSINESS WIRE)— Samaritan Pharmaceuticals (OTCBB:SPHC) (http://www.samaritanpharma.com), a biopharmaceutical company committed to commercializing new and innovative therapeutic drugs, announced today that it has received pricing approval for Rapydan® from the Greek Ministry of Development and is launching the novel rapid-onset anesthetic patch in Greece this week.

Rapydan®, a medicated plaster, is manufactured by EUSA Pharma. The easy-to-use plaster works by combining two local anesthetic agents (lidocaine and tetracaine) with a breakthrough CHADD® (controlled heat-assisted drug delivery) system and was licensed from ZARS Pharma, Inc. The novel CHADD system combined with the choice of the two local anesthetic agents enables Rapydan®’s fast onset of action. Rapydan® is indicated for surface anesthesia of the normal intact skin in connection with needle puncture in adults and children from 3 years of age; it can also be used in cases of superficial surgical procedures on normal intact skin in adults.

Dr. Janet Greeson, Chief Executive Officer of Samaritan commented, “We are grateful to Dr. Christos Dakas, the Managing Director of Samaritan Europe, for playing an integral role in getting this price approval from the Greek Ministry of Development and making Rapydan available in Greece. We are very familiar with the Greek market and believe this is an important drug that will play a prominent role in treating surface anesthesia.”

About Samaritan Pharmaceuticals

“Transforming Today’s Science Into Tomorrow’s Cures...”

Samaritan Pharmaceuticals is an entrepreneurial biopharmaceutical company committed to bringing innovative life-saving drugs to patients suffering with Alzheimer’s disease; cancer; cardiovascular disease, HIV, and Hepatitis C; as well as, commercializing branded revenue-generating products in Greece and Eastern European countries. Our commercialization business model focuses on achieving growth and maximizing value for the benefit of our investors.

Marketed Products
Samaritan has distribution rights to sell specialty pharmaceutical products such as, Amphocil from Three Rivers Pharmaceuticals, Elaprase and Replagal from Shire Pharmaceuticals, Infasurf from Ony, Inc, Erwinase, Kidrolase, and the Rapydan pain patch from EUSA, Mepivamol, Methadone, Morphine Sulphate, Naloxone, Naltrexone, Oramorph and Pethidine from Molteni Farmaceutici and Abioklad from Abiogen Pharma.

http://www.samaritanpharma.com. Please register so we can notify you of upcoming conference calls, news, and events.

About EUSA Pharma Inc
EUSA Pharma is a rapidly growing transatlantic specialty pharmaceutical company focused on in-licensing, developing and marketing late-stage oncology, pain control and critical care products. The company currently has six products on the market, including the antibiotic surgical implant Collatamp® G, Erwinase® and Kidrolase® for the treatment of acute lymphoblastic leukemia, and Rapydan®, a rapid-onset anesthetic patch which recently received Europe-wide approval. EUSA also has several products in late-stage development, notably Collatamp® G topical, a gentamicin impregnated collagen sponge for the prevention and treatment of infected skin ulcers, and CollaRx® bupivacaine implant* for local post-surgical pain control.

For more information please visit www.eusapharma.com.

*CollaRx® is a registered trademark of Innocoll Technologies Ltd.
Rapydan® is a registered trademark of
EUSAPharma (Europe) Ltd.
CHADD® is a registered trademark of
ZARS Pharma, Inc.

Disclaimer

The company disclaims any information created by an outside party and endorses only information communicated by its press releases, filings, and website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-K filed April 14, 2008. The company undertakes no duty to update forward-looking statements.

Contact:
The Investor Relations Group
Investor Relations:
Adam Holdsworth
Erica Ruderman
Rachel Colgate
212-825-3210

Source: Samaritan Pharmaceuticals